EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 1, 1998 (the "Effective Date") between CIMsoft, Inc., a Delaware Corporation (the "Company"), and Terry J. Gustafson ("Employee").

RECITALS

A. The Company desires to retain Employee to provide the services described below.

B. Employee is willing to provide such services to the Company on the terms and conditions described below.

AGREEMENT

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. POSITION. During the term of this Agreement, Company will employ Employee as the Company's Chief Financial Officer. Employee will have such responsibilities and authority as may from time to time be assigned to Employee in accordance with Section 2 below. Employee will report directly to the Chairman and Chief Executive Officer (CEO) of the Company.

2. DUTIES. Employee will have the day-to-day responsibilities for carrying on the duties of Chief Financial Officer, and other assignments given to him by the Board of Directors, the Chairman or the CEO. Employee will serve the Company in such capacities and with such duties and responsibilities as the CEO, Chairman and Board of Directors of the Company may from time to time determine. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment. Employee will perform his duties under this Agreement at the offices of Company; provided, that Employee may be required to do some traveling in connection with the performance of his duties.

3. EXCLUSIVE SERVICE. Until such time as the Company commences operations, Employee will devote all time necessary to perform all reasonable activities requested of him. Once the Company commences operations, as evidenced by Employee being included as a full-time employee in the Company's payroll, Employee will devote his full time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company's interests in accordance with Employee's experience and skills. In addition, Employee will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and Employee will otherwise do nothing inconsistent with the performance of his duties.

4. TERM OF AGREEMENT. This Agreement will commence on the Effective Date, and will continue until terminated pursuant to Section 7 hereof.

5. COMPENSATION AND BENEFITS.

5.1 BASE SALARY, BONUSES AND STOCK. During the pre-operating period as described in paragraph 3 above, the Company agrees to pay Employee a minimum salary of $60,000 per year. Such salary will be accrued and paid to Employee in the first payroll period after the Company commences operations. If the Company never commences operations, or if Employee never becomes a full-time employee of the Company, Employee will not be entitled to any such accrued salary. Once the Company commences operations, the Company agrees to pay Employee an initial minimum salary of $120,000 per year. Employee salary will be payable as earned in accordance with Company's customary payroll practice. Employee will be eligible to receive Salary Bonuses and salary increases or decreases as may be declared from time to time by the Board of Directors. Employee will be offered the opportunity to purchase shares of the Common Stock of the Company upon the
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same terms and  conditions  as such stock is  purchased  by other  officers  and directors of the Company. Employee will receive a pro-rata share of any qualified and non-qualified stock options issued to the other officers and directors of the Company subsequent to the execution of this agreement, until such time as the Company closes an equity financing of at least $3 million.

5.2 ADDITIONAL BENEFITS. Employee will be eligible to participate in Company's standard employee benefit plans, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Employee.

5.3 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6. PROPRIETARY RIGHTS. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company within thirty days of the commencement of his full-time employment.

7. TERMINATION.

7.1 EVENTS OF TERMINATION. Employee's employment with the Company shall terminate upon any one of the following:

     (a) the Company's determination made in good faith that it is terminating Employee for "cause" as defined under Section 7.2 below ("Termination for Cause");

     (b) the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause"); or

     (c) the effective date of a written or oral notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination"), provided that the Company may, upon receiving a notice of Voluntary Termination from Employee, accelerate the effective date to as soon as immediately upon receipt of such notice.

7.2 "CAUSE" DEFINED. For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

     (a) a failure or a willful refusal to comply with the policies, standards, and orders of the Board of Directors of the Company;

     (b) a failure or a willful refusal in any material respect, to perform his duties determined by the Company in accordance with this Agreement;

     (c) Employee's material breach of the terms of this Agreement or the Employee Invention Assignment and Confidentiality Agreement, including, without limitation, Employee's theft of the Company's proprietary information or quantifiable assets;

     (d) Employee's commission of a criminal act or conviction of any felony, or commission of an act of fraud, embezzlement, dishonesty, moral turpitude, breach of trust, or gross misconduct;

     (e) Employee's use, possession, or being impaired by or under the influence of illegal drugs or controlled substances, or being impaired by alcohol, on Company property or while working for or representing the Company.
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8. EFFECT OF TERMINATION.

8.1 TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of any termination of this Agreement pursuant to Sections 7.1(a) or 7.1(c), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

8.2 TERMINATION WITHOUT CAUSE. In the event of any termination of this Agreement pursuant to Section 7.1(b):

     (a) the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination;

     (b) the Company shall continue to pay Employee his base salary and benefits for the period of nine (9) months at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period;

     (c) Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

9. MISCELLANEOUS.

9.1 ARBITRATION. Employee and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof; provided, however, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.2 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.3 REMEDIES. The Company and Employee acknowledge that the service to be provided by Employee is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3), a restraining order and/or injunction may be issued against Employee, in addition to any other rights and remedies the Company may have.

9.4 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.5 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or
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other  disposition  of all or  substantially  all of its  business  and  assets;
provided, however, that any such assignee assumes the Company's obligations hereunder.

9.6 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

9.7 ENTIRE AGREEMENT. This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

9.8 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.9 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by fax, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by fax, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

     If to the Company: CIMsoft, Inc.

     If to Employee: At his current address.

9.10 BINDING NATURE. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

9.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.13 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Arizona, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the September 1, 1998.

CIMSOFT, INC.

By: /s/ Bruce Williams
   -----------------------------
Name:
Title: Chief Executive Officer


TERRY J. GUSTAFSON

By: /s/ Terry J. Gustafson
   -----------------------------
Name:  Terry J. Gustafson
Title:  Chief Financial Officer